Exhibit 10.1

PURCHASE AND CONTRIBUTION AGREEMENT

Dated as of July 25, 2007

Among

The parties listed on Schedule I hereto

as Sellers

and

OLIN CORPORATION

as Collection Agent

and

OLIN FUNDING COMPANY LLC

as Purchaser

i

ii

EXHIBITS AND SCHEDULES

EXHIBIT A   Credit and Collection Policy
EXHIBIT B    Deposit Accounts
EXHIBIT C    Form of Deferred Purchase Price Note
EXHIBIT D   Form of Letter of Credit Request
EXHIBIT E    Addresses, Prior Names, “Doing-Business-As” Names, Tradenames
EXHIBIT F    Sellers’ UCC Information

SCHEDULE I        List of Sellers

iii

PURCHASE AND CONTRIBUTION AGREEMENT

Dated as of July 25, 2007

Each of the parties listed on Schedule I hereto (each, a “Seller” and collectively, the “Sellers”), OLIN CORPORATION, a Virginia corporation (the “Parent”), as Collection Agent, and OLIN FUNDING COMPANY LLC, a Delaware limited liability company (the “Purchaser”), agree as follows:

PRELIMINARY STATEMENTS.

(1)           Certain terms which are capitalized and used throughout this Agreement (in addition to those defined above) are defined in Article I of this Agreement.

(2)           The Sellers have Receivables that they wish to sell to the Purchaser, and the Purchaser is prepared to purchase such Receivables on the terms set forth in this Purchase and Contribution Agreement (this “Agreement”).

(3)           The Parent may also wish to contribute Receivables to the capital of the Purchaser on the terms set forth herein.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.  Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Adverse Claim” means a lien, security interest, or other charge or encumbrance, or any other type of preferential arrangement.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person.

“Agreement” has the meaning specified in the Preliminary Statements.

“Alternate Base Rate” means a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the highest of:

(a)           the rate of interest announced publicly by Citibank, N.A. in New York, New York, from time to time as Citibank, N.A.’s base rate;

(b)           1/2 of one percent above the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank, N.A. on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank, N.A. from three New York certificate of deposit dealers of recognized standing selected by Citibank, N.A., in either case adjusted to the nearest 1/4 of one percent or, if there is no nearest 1/4 of one percent, to the next higher 1/4 of one percent; and

(c)           the Federal Funds Rate.

“Available Funds” has the meaning specified in Section 2.03(c).

“Business Day” means any day on which banks are not authorized or required to close in New York City or the State of Missouri.

“Canada-U.S. Convention” means the Canada-United States Income Tax Convention (1980), as amended, modified or replaced from time to time.

“Canadian Dollars” means dollars in the lawful currency of Canada.

“Canadian Receivable” means any Receivable, the Obligor of which has a billing address in Canada.

“Collection Agent” means at any time the Person then authorized pursuant to Section 6.01 to service, administer and collect Transferred Receivables.

“Collection Agent Fee” has the meaning specified in Section 6.03.

“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds of such Receivable, including, without limitation, all cash proceeds of Related Security with respect to such Receivable, and all funds deemed to have been received by a Seller or any other Person as a Collection pursuant to Section 2.04.

“Contract” means an agreement between a Seller and an Obligor pursuant to or under which such Obligor shall be obligated to pay for merchandise or services from time to time.

“Contributed Receivables” has the meaning specified in Section 2.06.

“Credit and Collection Policy” means those receivables credit and collection policies and practices of the applicable Seller in effect on the date of this Agreement applicable to the Receivables and described in Exhibit A hereto, as modified in compliance with this Agreement.

“Debt” means (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services, (iv) obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, and (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above.

“Defaulted Receivable” means a Receivable:

(i)           as to which any payment, or part thereof, remains unpaid (x) for more than 60 days from the original due date for such payment, if such Receivable is not a Winchester Extended Term Receivable, or (y) for more than 30 days from the original due date for such payment, if such Receivable is a Winchester Extended Term Receivable;

(ii)           as to which the Obligor thereof or any other Person obligated thereon or owning any Related Security in respect thereof has taken any action, or suffered any event to occur, of the type described in Section 7.01(g);

(iii)           which, consistent with the Credit and Collection Policy, would be written off as uncollectible;

(iv)           for which the applicable Seller has (or, consistent with the Credit and Collection Policy, should have) established a reserve specifically for the Obligor obligated on such Receivable with respect to the non-payment by such Obligor of its obligations on any Receivable.

“Deferred Purchase Price” means the portion of the Purchase Price of Purchased Receivables purchased on any Purchase Date from a Seller exceeding the amount of the Purchase Price under Section 2.02 to be paid in cash or by delivery of a Letter of Credit to such Seller.  The obligations of the Purchaser in respect of the Deferred Purchase Price shall be evidenced by the Purchaser’s subordinated promissory note to each Seller in the form of Exhibit C hereto.

“Delinquent Receivable” means a Receivable that is not a Defaulted Receivable and:

(i)           as to which any payment, or part thereof, remains unpaid (x) for 31-60 days from the original due date for such payment, if such Receivable is not a Winchester Extended Term Receivable, or (y) for one to 30 days from the original due date for such payment, if such Receivable is a Winchester Extended Term Receivable; or

(ii)           which, consistent with the Credit and Collection Policy, would be classified as delinquent by the applicable Seller.

“Deposit Account” means an account maintained at a Deposit Bank into which (i) Collections in the form of checks and other items are deposited that have been sent to one or more Lock-Boxes by Obligors and/or (ii) Collections in the form of electronic funds transfers and other items are paid directly by Obligors.

“Deposit Account Agreement” means an agreement among the applicable Seller, the Purchaser (or its assignees or designees) and any Deposit Bank in form and substance satisfactory to the Purchaser (or its assignees or designees).

“Deposit Bank” means any of the banks holding one or more Deposit Accounts.

“Diluted Receivable” means that portion (and only that portion) of any Receivable which is either (a) reduced or canceled as a result of (i) any defective, rejected or returned merchandise or services or any failure by a Seller to deliver any merchandise or provide any services or otherwise to perform under the underlying Contract, (ii) any change in the terms of or cancellation of, a Contract or any cash discount, discount for quick payment or other adjustment by a Seller which reduces the amount payable by the Obligor on the related Receivable (except any such change or cancellation resulting from or relating to the financial inability to pay or insolvency of the Obligor of such Receivable) or (iii) any set-off by an Obligor in respect of any claim by such Obligor as to amounts owed by it on the related Receivable (whether such claim arises out of the same or a related transaction or an unrelated transaction) or (b) subject to any specific dispute, offset, counterclaim or defense whatsoever (except the discharge in bankruptcy of the Obligor thereof); provided that Diluted Receivables are calculated assuming that all chargebacks are resolved in the Obligor’s favor.

“Discount” means, in respect of each Purchase, 1.50% of the Outstanding Balance of the Receivables that are the subject of such Purchase; provided, however, the foregoing Discount may be revised prospectively by request of any of the parties hereto to reflect changes in recent experience with respect to write-offs, timing and cost of Collections and cost of funds, provided that such revision is consented to by each of the parties (it being understood that each party agrees to duly consider such request but shall have no obligation to give such consent).

“Dollar Equivalent” means, as of any date, the amount obtained by applying the rate for converting currency into Dollars at the spot rate of exchange for that currency as reasonably determined and advised by the Program Agent.

“Dollars” or “$” means dollars in the lawful currency of the United States.

“Eligible Country” means a country other than the United States and Canada that satisfies each of the following criteria:

(a)           it has a foreign currency sovereign debt rating of at least BBB- by Standard & Poor’s and Baa3 by Moody’s Investors Service, Inc.;

(b)           its government or central bank shall not have (i) prohibited the sale of the currency of such country in exchange for United States Dollars, (ii) admitted in writing its inability to pay its debts as the same become due, (iii) declared a moratorium on the payment of its debts or the debts of any national governmental authority of such country, or (iv) ceased to be a member of the International Monetary Fund or ceased to be eligible to use the resources of the International Monetary Fund; and

(c)           the United States shall not have imposed economic sanctions on such country.

“Eligible Receivable” means a Receivable:

(i)            the Obligor of which has a billing address in the United States, Canada or any Eligible Country, and is not an Affiliate of any Seller or the Purchaser;

(ii)           [intentionally omitted];

(iii)           which, at the time of the transfer thereof to the Purchaser under this Agreement, is not a Defaulted Receivable;

(iv)          the Obligor of which, at the time of the transfer of such Receivable under this Agreement, is not the Obligor of any Defaulted Receivables which in the aggregate constitute 20% or more of the aggregate Outstanding Balance of all Receivables of such Obligor;

(v)           which has been billed and which, according to the Contract related thereto, is required to be paid in full within 90 days of the original billing date therefor; provided that the aggregate Outstanding Balance of all Eligible Receivables that are required to be paid in full within 61-90 days of the original billing date therefor according to the Contract related thereto shall not at any time exceed 3.00% of the aggregate Outstanding Balance of all Eligible Receivables; provided further that up to 10.00% of the aggregate Outstanding Balance of all Eligible Receivables may be comprised of Winchester Extended Term Receivables;

(vi)          which is an obligation representing all or part of the sales price of merchandise, insurance or services within the meaning of Section 3(c)(5) of the Investment Company Act of 1940, as amended, and the nature of which is such that its purchase with the proceeds of notes would constitute a “current transaction” within the meaning of Section 3(a)(3) of the Securities Act of 1933, as amended;

(vii)         which is an “account” or “payment intangible” within the meaning of Article 9 of the UCC of the applicable jurisdictions;

(viii)        which is denominated in Dollars or Canadian Dollars and is payable in the United States or Canada;

(ix)          which arises under a Contract which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable and is not subject to any Adverse Claim or any dispute, offset, counterclaim or defense whatsoever (except the potential discharge in bankruptcy of such Obligor);

(x)           which, together with the Contract related thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract related thereto is in violation of any such law, rule or regulation in any material respect;

(xi)          which, if the Obligor thereof has a billing address outside of the United States or Canada (other than the Province of Quebec and, if the transfer of such Receivable to the Purchaser under this Agreement occurs prior to August 1, 2007, the Province of Ontario), arises under a Contract which does not contain a legally enforceable provision requiring such Obligor to consent to the transfer, sale or assignment of the rights and duties of the applicable Seller or the Purchaser, unless a written consent of the Obligor has been obtained;

(xii)         which was generated in the ordinary course of the applicable Seller’s business;

(xiii)        which, at the time of the transfer of such Receivable under this Agreement, has not been extended, rewritten or otherwise modified from the original terms thereof;

(xiv)        the transfer, sale or assignment of which does not contravene any applicable law, rule or regulation;

(xv)         which satisfies all applicable requirements of the Credit and Collection Policy;

(xvi)        the Obligor of which is not the Government of Canada or any agency, department, instrumentality or political subdivision thereof or any federal or provincial Crown corporation (other than those listed as exempt under applicable legislation from restrictions or requirements for consent or notice of the assignment of Receivables in respect of which they are obligors), or any provincial or local government or government agency, department, instrumentality or political subdivision of such provincial or local government if the enforceability against such government, agency, department, instrumentality or political subdivision of an assignment of debts owing thereby is subject to any precondition which has not been fulfilled;

(xvii)       which, if it is an obligation of an Obligor that is a government or a governmental subdivision or agency, shall not cause the aggregate Outstanding Balance of all Receivables that are obligations of Obligors that are governments or governmental subdivisions or agencies to exceed 10% of the aggregate Outstanding Balance of all Receivables at such time;

(xviii)      which represents a bona fide obligation of the Obligor of such Receivable to pay the stated amount thereof;

(xix)        as to which the applicable Seller has satisfied and fully performed all obligations with respect to such Receivable required to be fulfilled by it other than customary warranty obligations, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor;

(xx)          for which the related invoice has not been prepared or generated manually; and

(xxi)        as to which, if such Receivable is a Canadian Receivable, (x) none of the services (if any) giving rise to such Receivable were rendered to the Obligor thereof in Canada, and (y) if the Obligor has a billing address in the Province of Quebec, (A) the Contract with respect to such Canadian Receivable is not governed by the laws of the Province of Quebec and (B) pursuant to the express terms of such Contract, all Collections with respect thereto are payable only to locations outside of the Province of Quebec.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Event of Termination” has the meaning specified in Section 7.01.

“Excluded Receivable” means (a) all indebtedness or accounts receivable due from The Stanley Works Co. to Chase Brass & Copper Company, Inc. (whether or not such indebtedness or accounts receivable has been sold or transferred by Chase Brass & Copper Company, Inc.), (b) all indebtedness due to a Seller arising from the sale of consigned goods by such Seller, (c) all indebtedness or accounts receivable due from Honeywell International Inc. or a unit or subsidiary thereof to A.J. Oster Co. (whether or not such indebtedness or accounts receivable has been sold or transferred by A.J. Oster Co.) and (d) all indebtedness or accounts receivable due from Honeywell International Inc. or a unit or subsidiary thereof to A.J. Oster West, Inc. (whether or not such indebtedness or accounts receivable has been sold or transferred by A.J. Oster West, Inc.); provided, that upon at least thirty (30) days prior written notice by the relevant Originator to the Purchaser and the Collection Agent (A) stating that all receivables financing or purchasing arrangements pertaining to the indebtedness and accounts receivable described in clause (a), (c) or (d) above have been terminated and all UCC Financing Statements filed in connection therewith have been terminated (and attaching acknowledgment copies thereof), (B) stating that the indebtedness or accounts receivable previously subject to such receivables financing or purchasing arrangements are free and clear of Adverse Claims (and attaching appropriate UCC search results confirming such statement) and (C) authorizing the Purchaser or its designee to file an amendment of the applicable UCC Financing Statements filed in connection with this Agreement to reflect that such indebtedness and accounts receivable are no longer Excluded Receivables, the indebtedness or accounts receivable due from the Obligor specified in clause (a), (c) or (d) above, as applicable, shall no longer be deemed to be Excluded Receivables from and after the filing of such UCC Financing Statement amendments.

“Facility Termination Date” means the earliest of (i) the “Facility Termination Date” (as such term is defined in the RPA), (ii) the date determined pursuant to Section 7.01 and (iii) the date which the Sellers designate by at least three Business Days’ notice to the Purchaser and (prior to the RPA Final Payment Date) the Program Agent.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Citibank, N.A. from three Federal funds brokers of recognized standing selected by it.

“Finance Charge” means, with respect to any Receivable, any interest, finance charges or other similar charges payable at any time by an Obligor in connection with such Receivable not having been paid on the due date thereof.

“General Trial Balance” of a Seller on any date means such Seller’s accounts receivable trial balance (whether in the form of a computer printout, magnetic tape or diskette) on such date, listing Obligors and the Receivables respectively owed by such Obligors on such date together with the aged Outstanding Balances of such Receivables, in form and substance satisfactory to the Purchaser.

“Incipient Event of Termination” means an event that but for notice or lapse of time or both would constitute an Event of Termination.

“Indemnified Amounts” has the meaning specified in Section 8.01.

“L/C Bank” means Wachovia Bank, National Association.

“Letter of Credit” means a stand-by letter of credit issued by the L/C Bank in Dollars upon application of Purchaser at the request of a Seller, as the same may be extended from time to time in accordance with this Agreement and the RPA.

“Letter of Credit Request” means a request in the form of Exhibit D hereto, with appropriate insertions thereto, duly executed by a Seller.

“Location” means, with respect to any Person, such Person’s location for purposes of Section 9-307 of the UCC as in effect in the State of New York on any date of determination.

“Lock-Box” means a post office box administered by a Deposit Bank for the purpose of receiving Collections.

“Obligor” means a Person obligated to make payments to a Seller pursuant to a Contract.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof; provided, that to the extent that the amount of any Receivable is, under the terms of the applicable Contract, expressed in Canadian Dollars, such amount for the purposes of this definition shall be the Dollar Equivalent thereof at the relevant time. Sales or use tax and any other taxes and Finance Charges which may be billed in connection with a Receivable are not included in the Outstanding Balance.

“Parent” means Olin Corporation, a Virginia corporation.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Program Agent” means Citicorp North America, Inc., as program agent under the RPA, or any successor program agent under the RPA.

“Purchase” means a purchase by the Purchaser of Receivables from a Seller pursuant to Article II.

“Purchase Date” means each day on which a Purchase is made pursuant to Article II.

“Purchase Price” for any Purchase means an amount equal to the Outstanding Balance of the Receivables that are the subject of such Purchase as set forth in the applicable Seller’s General Trial Balance, minus the Discount for such Purchase.

“Purchased Receivable” means any Receivable which is purchased by the Purchaser pursuant to Section 2.02.

“Purchaser” has the meaning specified in the first paragraph of this Agreement.

“Receivable” means the indebtedness of any Obligor under a Contract (whether constituting an account, instrument, chattel paper or general intangible), and includes, except if the Obligor thereof has a billing address in Canada, the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto; provided, however, that the term “Receivable” shall not include any Excluded Receivable.

“Related Security” means with respect to any Receivable:

(i)           all of the applicable Seller’s interest in any merchandise (including returned merchandise) relating to any sale giving rise to such Receivable;

(ii)           all security interests, hypothecs or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and similar instruments filed against an Obligor describing any collateral securing such Receivable;

(iii)          all guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise; and

(iv)          the Contract and all other books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) relating to such Receivable and the related Obligor.

“RPA” means that certain Receivables Purchase Agreement, dated as of the date hereof, among the Purchaser, as seller, CAFCO, LLC and Variable Funding Capital Company LLC, as investors, Citibank, N.A. and Wachovia Bank, National Association, as banks, Citicorp North America, Inc., and Wachovia Bank, National Association as investor agents, Citicorp North America, Inc., as program agent, and Olin Corporation, as collection agent, as amended or restated from time to time.

“RPA Final Payment Date” means the later of the “Facility Termination Date” (as such term is defined in the RPA) and the date on which all Capital, Yield, fees and other obligations under the RPA are paid in full.

“Seller” and “Sellers” each have the meaning specified in the first paragraph of this Agreement.

“Seller Report” means a report, in form and substance reasonably satisfactory to the Purchaser, furnished by the Collection Agent to the Purchaser pursuant to Section 6.02(b).

“Settlement Date” means the second Business Day of each month; provided, however, that following the occurrence of an Event of Termination, Settlement Dates shall occur on such days as are selected from time to time by the Purchaser or its designee in a written notice to the Collection Agent.

“Tangible Net Worth” means at any time the excess of (i) the sum of (a) the product of (x) 100% minus the Discount multiplied by (y) the Outstanding Balance of all Transferred Receivables other than Defaulted Receivables plus (b) cash and cash equivalents of the Purchaser, minus (ii) the sum of (a) Capital (as such term is defined in the RPA) plus (b) the Deferred Purchase Price.

“Tax Act” means the Income Tax Act (Canada) and the Regulations thereunder, as amended, modified or replaced from time to time.

“Tax Convention” means a convention for the avoidance of double income taxation between Canada and another country.

“Transferred Receivable” means a Purchased Receivable or a Contributed Receivable.

“Treaty Resident” means a Person that is or is deemed to be a resident of a country with which Canada has a Tax Convention for purposes of that Convention, including a resident of the United States for purposes of the Canada-U.S. Convention, and for greater certainty does not currently include a limited liability company that is treated as a disregarded entity or a partnership for U.S. federal income tax purposes.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“U.S. Treaty Resident” means a resident of the United States for purposes of the Canada-U.S. Convention.

“Winchester Extended Term Receivable” means a Receivable (i) the Seller of which is the Winchester Division of Olin Corporation and (ii) which, according to the Contract related thereto, is required to be paid in full within more than 90 days (but not more than 180 days) of the original billing date therefor.

SECTION 1.02.  Other Terms.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles.  All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

ARTICLE II

AMOUNTS AND TERMS OF PURCHASES AND CONTRIBUTIONS

SECTION 2.01.  Facility.  On the terms and conditions hereinafter set forth and without recourse to the Sellers (except to the extent specifically provided herein), (i) the Parent shall sell or contribute to the Purchaser all Receivables originated by it from time to time and the Purchaser shall purchase or accept as a contribution from the Parent all such Receivables from time to time, and (ii) each other Seller shall sell to the Purchaser all Receivables originated by it from time to time and the Purchaser shall purchase from each such Seller all Receivables of such Seller from time to time, in each case during the period from the date hereof to the Facility Termination Date.

SECTION 2.02.  Making Purchases.

(a)           Initial Purchase.  The Parent on behalf of the Sellers shall give the Purchaser at least one Business Day’s notice of their request for the initial Purchase hereunder, which request shall specify the date of such Purchase (which shall be a Business Day) and the proposed Purchase Price for such Purchase.  The Purchaser shall promptly notify the Sellers whether it has determined to make such Purchase.  On the date of such Purchase, the Purchaser shall, upon satisfaction of the applicable conditions set forth in Article III, pay the Purchase Price for such Purchase in the manner provided in Section 2.02(c).

(b)           Subsequent Purchases.  On each Business Day following the initial Purchase until the Facility Termination Date, each Seller shall sell to the Purchaser and the Purchaser shall purchase from such Seller, upon satisfaction of the applicable conditions set forth in Article III, all Receivables originated by such Seller which have not previously been sold or contributed to the Purchaser; provided, however, that the Parent may, at its option on any Purchase Date, contribute all or any of such Receivables to the Purchaser pursuant to Section 2.06, instead of selling such Receivables to the Purchaser pursuant to this Section 2.02(b).  On or within five Business Days after the date of each such Purchase, the Purchaser shall pay the Purchase Price for such Purchase in the manner provided in Section 2.02(c).

(c)           Payment of Purchase Price.  The Purchase Price for the initial Purchase shall be paid on the Purchase Date therefor and the Purchase Price for each subsequent Purchase shall be paid on or within five Business Days after the Purchase Date therefor, in each case, by means of any one or a combination of the following: (i) a deposit in same day funds to the applicable Seller’s account designated by such Seller, (ii) if the applicable Seller has delivered a Letter of Credit Request, by Purchaser’s obtaining and delivering a Letter of Credit as contemplated by such Letter of Credit Request issued upon the Purchaser’s application (with the issuance of such Letter of Credit constituting payment of the Purchase Price to the applicable Seller in an amount equal to the face amount of such Letter of Credit), or (iii) an increase in the Deferred Purchase Price payable to the applicable Seller.  The allocation of the Purchase Price as among such methods of payment shall be subject in each instance to the approval of the Purchaser and the applicable Seller; provided, however, that the aggregate Deferred Purchase Price may not be increased to the extent that, after giving effect to such increase, the Tangible Net Worth would be less than 10.5% of the Outstanding Balance of the Transferred Receivables.

(d)           Ownership of Receivables and Related Security.  On each Purchase Date, after giving effect to the Purchase (and any contribution of Receivables) on such date, the Purchaser shall own all Receivables originated by the Sellers as of such date (including Receivables which have been previously sold or contributed to the Purchaser hereunder) other than Receivables repurchased pursuant to Section 2.04(b).  The Purchase or contribution of any Receivable shall include all Related Security with respect to such Receivable.

SECTION 2.03.  Collections.  (a)  The Collection Agent shall, on each Settlement Date, deposit into an account of the Purchaser all Collections of Transferred Receivables then held by the Collection Agent.

(b)           In the event that a Seller believes that Collections which are not Collections of Transferred Receivables have been deposited into an account of the Purchaser, such Seller shall so advise the Purchaser and, on the Business Day following such identification, the Purchaser shall remit, or shall cause to be remitted, all Collections so deposited which are identified, to the Purchaser’s satisfaction, to be Collections of Receivables which are not Transferred Receivables to such Seller.

(c)           On each Settlement Date, the Purchaser shall pay to the applicable Seller accrued interest on the Deferred Purchase Price and the Purchaser may, at its option, prepay in whole or in part the principal amount of the Deferred Purchase Price; provided that (i) accrued interest and principal shall be payable pro rata to the Sellers based on the outstanding accrued interest and principal due to each Seller, and (ii) each such payment shall be made solely from (x) Collections of Transferred Receivables after all other amounts then due from the Purchaser under the RPA have been paid in full and all amounts then required to be set aside by the Purchaser or the Collection Agent under the RPA have been so set aside or (y) excess cash flow from operations of the Purchaser which is not required to be applied to the payment of other obligations of the Purchaser (any monies available for such payment, the “Available Funds”); and provided further, that no such payment shall be made at any time when an Event of Termination shall have occurred and be continuing.  Following the RPA Final Payment Date, the Purchaser shall apply, on each Settlement Date, all Collections of Transferred Receivables received by the Purchaser pursuant to Section 2.03(a) (and not previously distributed) first to the payment of accrued interest on the Deferred Purchase Price (payable pro rata to the Sellers based on the outstanding amount of such accrued interest due to each Seller), and then to the reduction of the principal amount of the Deferred Purchase Price (payable pro rata to the Sellers based on the outstanding principal amount due to each Seller).

SECTION 2.04.  Settlement Procedures.  (a)  If on any day any Transferred Receivable becomes (in whole or in part) a Diluted Receivable, the Seller which originated such Receivable shall be deemed to have received on such day a Collection of such Transferred Receivable in the amount of such Diluted Receivable.  If such Seller is not the Collection Agent, such Seller shall pay to the Collection Agent on or prior to the next Settlement Date all amounts deemed to have been received pursuant to this subsection.

(b)           Upon discovery by a Seller or the Purchaser of a breach of any of the representations and warranties made by such Seller in Section 4.01(j) with respect to any Transferred Receivable, such party shall give prompt written notice thereof to the other party, as soon as practicable and in any event within three Business Days following such discovery.  The applicable Seller shall, upon not less than two Business Days’ notice from the Purchaser or its assignee or designee, repurchase such Transferred Receivable on the next succeeding Settlement Date for a repurchase price equal to the Outstanding Balance of such Transferred Receivable.  Each repurchase of a Transferred Receivable shall include the Related Security with respect to such Transferred Receivable.  The proceeds of any such repurchase shall be deemed to be a Collection in respect of such Transferred Receivable.  If the applicable Seller is not the Collection Agent, such Seller shall pay to the Collection Agent on or prior to the next Settlement Date the repurchase price required to be paid pursuant to this subsection.

(c)           Except as stated in subsection (a) or (b) of this Section 2.04 or as otherwise required by law or the underlying Contract, all Collections from an Obligor of any Transferred Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates its payment for application to specific Receivables.

SECTION 2.05.  Payments and Computations, Etc.  (a)  All amounts to be paid or deposited by a Seller or the Collection Agent hereunder shall be paid or deposited no later than 11:00 A.M. (New York City time) on the day when due in same day funds to an account or accounts designated by the Purchaser from time to time, which accounts, prior to the RPA Final Payment Date, shall be those set forth in the RPA.

(b)           Each Seller shall, to the extent permitted by law, pay to the Purchaser interest on any amount not paid or deposited by such Seller (whether as Collection Agent or otherwise) when due hereunder at an interest rate per annum equal to 2% per annum above the Alternate Base Rate, payable on demand.

(c)           All computations of interest and all computations of fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.  Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

SECTION 2.06.  Contributions.  The Parent may from time to time at its option, by notice to the Purchaser on or prior to the date of the proposed contribution, identify Receivables which it proposes to contribute to the Purchaser as a capital contribution.  On the date of each such contribution and after giving effect thereto, the Purchaser shall own the Receivables so identified and contributed (collectively, the “Contributed Receivables”) and all Related Security with respect thereto.  The foregoing notwithstanding, on the date of the initial Purchase hereunder the Parent agrees to contribute to the Purchaser all Receivables originated by it which are not included in such initial Purchase.

SECTION 2.07.  Issuance, Extension and Modification of Letters of Credit.  From time to time prior to the Facility Termination Date, any Seller may, (i) by delivery of a Letter of Credit Request to the Purchaser, request that the Purchaser arrange for the issuance of a Letter of Credit, or (ii) if a Letter of Credit has previously been obtained by the Purchaser at such Seller’s request, request that the Purchaser arrange for the extension of the expiration date of such Letter of Credit or otherwise modify such Letter of Credit.

SECTION 2.08.  Expiration of Letters of Credit.  In the event that any Letter of Credit expires without being fully drawn or is surrendered for cancellation without being fully drawn, the Purchaser shall promptly pay to the applicable Seller an amount equal to the undrawn balance of such Letter of Credit.  The amount of such payment shall be paid in cash to the extent of Available Funds or, at the Purchaser’s election, by adding the amount to be paid to the outstanding balance under the note evidencing the Deferred Purchase Price payable to such Seller (provided the aggregate outstanding principal balance thereunder resulting from such addition does not exceed the maximum amount permitted under
Section 2.02(c).

ARTICLE III

CONDITIONS OF PURCHASES

SECTION 3.01.  Conditions Precedent to Initial Purchase from the Sellers.  The initial Purchase of Receivables from the Sellers hereunder is subject to the conditions precedent that the Purchaser shall have received on or before the date of such Purchase the following, each (unless otherwise indicated) dated such date, in form and substance satisfactory to the Purchaser:

(a)           Certified copies of the resolutions of the Board of Directors (or similar governing body) of each Seller approving this Agreement and certified copies of all documents evidencing other necessary corporate or partnership action and governmental approvals, if any, with respect to this Agreement.

(b)           A certificate of the Secretary or Assistant Secretary of each Seller certifying the names and true signatures of the officers of such Seller authorized to sign this Agreement and the other documents to be delivered by it hereunder.

(c)           Acknowledgment copies of proper financing statements, duly filed on or before the date of the initial Purchase, naming each Seller as the seller/debtor and the Purchaser as the purchaser/secured party, or other similar instruments or documents, as necessary to perfect the Purchaser’s ownership of and security interest in the Transferred Receivables and Related Security and Collections with respect thereto.

(d)           Acknowledgment copies of proper financing statements, if any, necessary to release all security interests and other rights of any Person in the Transferred Receivables, Contracts or Related Security previously granted by each Seller.

(e)           Completed requests for information, dated on or before the date of such initial Purchase, listing the financing statements referred to in subsection (c) above and all other effective financing statements filed in the jurisdictions referred to in subsection (c) above that name each Seller as debtor, together with copies of such other financing statements (none of which shall cover any Transferred Receivables, Contracts or Related Security).

(f)           Favorable opinions of (i) Cravath, Swaine & Moore LLP, counsel for the Sellers, substantially in the form of Exhibit I-1 hereto, (ii) Richards, Layton & Finger, P.A., counsel for each Seller incorporated or formed in Delaware, substantially in the form of Exhibit I-2A, I-2B, I-2C or I-2D, as applicable, hereto, (iii) Edwards Angell Palmer & Dodge LLP, counsel for each Seller incorporated or having a Location in Rhode Island, substantially in the form of Exhibit I-3 hereto, (iv) Hunton & Williams LLP, counsel for each Seller incorporated in Virginia, substantially in the form of Exhibit I-4 hereto, (v) Shumaker, Loop & Kendrick, LLP, counsel for each Seller incorporated in Ohio, substantially in the form of Exhibit I-5 hereto, and (vi) Blake, Cassels & Graydon LLP, substantially in the form of Exhibit I-6 hereto.

(g)           Deposit Account Agreements in respect of each Lock-Box and Deposit Account, duly executed by each applicable Seller and each Deposit Bank.

SECTION 3.02.  Conditions Precedent to All Purchases.  Each Purchase (including the initial Purchase) hereunder shall be subject to the further conditions precedent that:

(a)           with respect to any such Purchase, on or prior to the date of such Purchase, the applicable Seller shall have delivered to the Purchaser, if requested by the Purchaser, (i) such Seller’s General Trial Balance (which if in magnetic tape or diskette format shall be compatible with the Purchaser’s computer equipment) as of a date not more than 31 days prior to the date of such Purchase, and (ii) a written report identifying, among other things, the Receivables to be included in such Purchase and such additional information concerning such Receivables as may reasonably be requested by the Purchaser;

(b)           with respect to any such Purchase, on or prior to the date of such Purchase, the Collection Agent shall have delivered to the Purchaser, in form and substance reasonably satisfactory to the Purchaser, a completed Seller Report for the most recently ended reporting period for which information is required pursuant to Section 6.02(b) and containing such additional information as may reasonably be requested by the Purchaser;

(c)           the applicable Seller shall have marked its master data processing records and all other relevant records evidencing the Receivables which are the subject of such Purchase with a legend, reasonably acceptable to the Purchaser and (prior to the RPA Final Payment Date) the Program Agent, stating that such Receivables, the Related Security and Collections with respect thereto, have been sold in accordance with this Agreement; and

(d)           on the date of such Purchase the following statements shall be true (and the applicable Seller, by accepting the Purchase Price for such Purchase, shall be deemed to have certified that):

(i)
the representations and warranties made by such Seller in Section 4.01 are (A) if such representation or warranty is not by its terms qualified by materiality, correct in all material respects on and as of the date of such Purchase or (B) if such representation or warranty is by its terms qualified by materiality, correct on and as of the date of such Purchase, in each case, as though made on and as of such date (except that the representation contained in the second sentence of Section 4.01(f) shall be made only on the date of the initial Purchase hereunder);

(ii)	no event has occurred and is continuing, or would result from such Purchase, that constitutes an Event of Termination or an Incipient Event of Termination; and

(iii)	the Purchaser shall not have delivered to the Sellers a notice that the Purchaser shall not make any further Purchases hereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.  Representations and Warranties of the Sellers.  Each Seller represents and warrants as to itself as follows (except that the representation and warranty in subsection (f) is made only by the Parent):

(a)           Such Seller is a corporation or partnership duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction set forth in Exhibit F hereto (as such Exhibit F may be amended from time to time pursuant to Section 5.01(b)), and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified, unless the failure to so qualify would not have a material adverse effect on (i) the interests of the Purchaser hereunder, (ii) the collectibility of the Transferred Receivables, or (iii) the ability of such Seller or the Collection Agent to perform their respective obligations hereunder.

(b)           The execution, delivery and performance by such Seller of this Agreement and the other documents to be delivered by it hereunder, including such Seller’s sale and contribution of Receivables hereunder and such Seller’s use of the proceeds of Purchases, (i) are within such Seller’s corporate or partnership powers, (ii) have been duly authorized by all necessary corporate or partnership action, (iii) do not contravene (1) such Seller’s charter or by-laws or other organizational documents, (2) any law, rule or regulation applicable to such Seller, (3) any material contractual restriction binding on or affecting such Seller or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting such Seller or its property, and (iv) do not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties (except for the transfer of such Seller’s interest in the Transferred Receivables pursuant to this Agreement).  This Agreement has been duly executed and delivered by such Seller.

(c)           No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by such Seller of this Agreement or any other document to be delivered by it hereunder, except for the filing of UCC financing statements referred to herein.

(d)           This Agreement constitutes the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(e)           Sales and contributions made pursuant to this Agreement will constitute a valid sale, transfer, and assignment of the Transferred Receivables to the Purchaser, enforceable against creditors of, and purchasers from, such Seller.  Such Seller shall have no remaining property interest in any Transferred Receivable.

(f)           The consolidated balance sheets of the Parent and its consolidated subsidiaries as at December 31, 2006, and the related consolidated statements of income and retained earnings of the Parent and its consolidated subsidiaries for the fiscal year then ended, copies of which have been furnished to the Purchaser, fairly present the financial condition of the Parent and its consolidated subsidiaries as at such date and the results of the operations of the Parent and its consolidated subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles in the United States consistently applied.  Since December 31, 2006 there has been no material adverse change in the business, operations, property or financial or other condition of the Parent and its consolidated subsidiaries.

(g)           There is no pending or threatened action, investigation or proceeding affecting such Seller or any of its subsidiaries before any court, governmental agency or arbitrator which, if adversely determined, could reasonably be expected to materially adversely affect the ability of such Seller to perform its obligations under this Agreement, or which purports to affect the legality, validity or enforceability of this Agreement.

(h)           No proceeds of any Purchase will be used to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

(i)           No transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(j)           Each Receivable originated by such Seller and characterized in any Seller Report as an Eligible Receivable is, as of the date of such Seller Report, an Eligible Receivable.  Each Transferred Receivable, together with the Related Security, is owned (immediately prior to its sale or contribution hereunder) by the applicable Seller free and clear of any Adverse Claim (other than any Adverse Claim arising as the result of any action taken by the Purchaser).  When the Purchaser makes a Purchase it shall acquire valid and perfected first priority ownership of each Purchased Receivable and the Related Security and Collections with respect thereto free and clear of any Adverse Claim (other than any Adverse Claim arising as the result of any action taken by the Purchaser), and no effective financing statement or other instrument similar in effect covering any Transferred Receivable, any interest therein, the Related Security or Collections with respect thereto is on file in any recording office except such as may be filed in favor of the Purchaser in accordance with this Agreement or in connection with any Adverse Claim arising as the result of any action taken by the Purchaser.

(k)           Each Seller Report (if prepared by such Seller, or to the extent that information contained therein is supplied by such Seller), information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by such Seller to the Purchaser in connection with this Agreement is or will be accurate in all material respects as of its date or (except as otherwise disclosed to the Purchaser at such time) as of the date so furnished, and no such document contains or will contain any untrue statement of a material fact.

(l)           Such Seller is located in the jurisdiction of incorporation or, with respect to A.J. Oster Co., the Location set forth for such Seller in Exhibit F hereto for the purposes of Section 9-307 of the UCC as in effect in the State of New York; and the office in the jurisdiction of incorporation or, with respect to A.J. Oster Co., the Location of such Seller in which a UCC financing statement is required to be filed in order to perfect the security interest granted by such Seller hereunder is set forth in Exhibit F hereto (in each case as such Exhibit F may be amended from time to time pursuant to Section 5.01(b)).  The office where such Seller keeps its records concerning the Transferred Receivables is located at the address or addresses referred to in Section 5.01(b).  The principal place of business and chief executive office of such Seller were located during the period from July 25, 2002 to the date hereof at the address or addresses set forth on Exhibit E hereto.  Such Seller has not changed its name since July 25, 2002, except as set forth on Exhibit E hereto.

(m)           The names and addresses of all the Deposit Banks, together with the post office boxes and account numbers of the Lock-Boxes and Deposit Accounts at such Deposit Banks, are specified in Exhibit B (as the same may be amended from time to time pursuant to Section 5.01(g)).  The Lock-Boxes and Deposit Accounts are the only post office boxes and accounts into which Collections of Receivables are deposited or remitted.

(n)           Such Seller is not known by and does not use any tradename or doing-business-as name other than those set forth with respect to such Seller in Exhibit E hereto.

(o)           With respect to any programs used by such Seller in the servicing of the Receivables, no sublicensing agreements are necessary in connection with the designation of a new Collection Agent pursuant to Section 6.01 so that such new Collection Agent shall have the benefit of such programs (it being understood that, however, the Collection Agent, if other than Parent, shall be required to be bound by a confidentiality agreement reasonably acceptable to Parent (on behalf of itself and each of the Sellers).

(p)           The transfers of Transferred Receivables by such Seller to the Purchaser pursuant to this Agreement, and all other transactions between such Seller and the Purchaser, have been and will be made in good faith and without intent to hinder, delay or defraud creditors of such Seller.

(q)           Such Seller has (i) timely filed all material federal, state and local tax returns required to be filed, and (ii) paid or made adequate provision for the payment of all taxes, assessments and other governmental charges (other than any tax, assessment or governmental charge which is being contested in good faith and by proper proceedings, and with respect to which the obligation to pay such amount is adequately reserved against in accordance with generally accepted accounting principles).

(r)           The location of such Seller for the purposes of the Personal Property Security Act (or, in the case of the Province of Quebec, the Civil Code) of any Canadian province or territory the laws of which are required to be applied in connection with the issue of perfection of interests in the Canadian Receivables is at the address referred to in Section 5.01(b).

(s)           Such Seller, in the case of a U.S. Treaty Resident, does not carry on business in Canada through a permanent establishment for the purposes of the Canada-U.S. Convention, or in the case of a Seller that is not a U.S. Treaty Resident, does not carry on business in Canada for the purposes of the Tax Act.

(t)           None of the services (if any) rendered to the Obligor by such Seller which give rise to any Canadian Receivables are rendered in Canada.

(u)           Each Receivable constitutes an account, general intangible or tangible chattel paper under the UCC as in effect in the State of New York on the date hereof.

(v)           Each Canadian Receivable results only from the sale of merchandise by a Seller at fair market value and the face value of each Canadian Receivable is equal to the fair market value of the merchandise provided.

ARTICLE V

COVENANTS

SECTION 5.01.  Covenants of the Sellers.  Each Seller covenants as to itself from the date hereof until the first day following the Facility Termination Date on which all of the Transferred Receivables are either collected in full or become Defaulted Receivables:

(a)           Compliance with Laws, Etc.

(i)           Such Seller will comply in all material respects with all applicable laws, rules, regulations and orders.

(ii)           Such Seller, in the case of the Parent, will preserve and maintain, and cause each of its subsidiaries to preserve and maintain, its corporate or partnership existence, and the rights (charter and statutory) and franchises material to the business of the Parent and its subsidiaries, taken as a whole; provided, however, that (i) the Parent and its subsidiaries (other than the Purchaser) may consummate any merger or consolidation permitted under clause (i) of Section 5.02(c) of the Credit Agreement (as defined in the RPA, but without giving effect to any amendments to or waivers of Section 5.02(c) thereof that became effective after the date hereof unless such amendments or waivers are approved in writing by each of the Agents under the RPA) subject, however, to compliance with any other applicable provision of the Transaction Documents (as defined in the RPA) (including relating to notice and perfection), (ii) neither the Parent nor any of its subsidiaries shall be required to preserve any such right or franchise if the Parent or such subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Parent or such subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Parent, such subsidiary, the Purchaser or the Investors or Banks party to the RPA and (iii) no subsidiary shall be required to preserve its corporate or partnership existence if the Parent has determined to liquidate or dissolve such subsidiary and such liquidation or dissolution will not violate any other provision of this Agreement or any other Transaction Document (as defined in the RPA).

(b)           Offices, Records, Name and Organization.  Such Seller will keep its principal place of business and chief executive office and the office where it keeps its records concerning the Transferred Receivables at the address of such Seller set forth on Exhibit E hereto or, upon 30 days’ prior written notice to the Purchaser, at any other locations within the United States.  Such Seller will not change its name or its Location, unless (i) such Seller shall have provided the Purchaser with at least 30 days’ prior written notice thereof, together with an updated Exhibit F, and (ii) no later than the effective date of such change, all actions required by Section 5.01(j) shall have been taken and completed.  Upon confirmation by the Purchaser’s assignee (prior to the RPA Final Payment Date) or the Purchaser (following the RPA Final Payment Date) of receipt of any such notice (together with an updated Exhibit F)and the completion, as aforesaid, of all actions required by Section 5.01(j), Exhibit F to this Agreement shall, without further action by any party, be deemed to be amended and replaced by the updated Exhibit F accompanying such notice.  Such Seller also will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Transferred Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Transferred Receivables (including, without limitation, records adequate to permit the daily identification of each new Transferred Receivable and all Collections of and adjustments to each existing Transferred Receivable).  Such Seller shall make a notation in its books and records, including its computer files, to indicate which Receivables have been sold or contributed to the Purchaser hereunder.

(c)           Performance and Compliance with Contracts and Credit and Collection Policy.  Such Seller will, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Transferred Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Transferred Receivable and the related Contract.

(d)           Sales, Liens, Etc.  Except for the sales and contributions of Receivables contemplated herein, such Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Transferred Receivable, Related Security, related Contract or Collections, or upon or with respect to any account to which any Collections of any Transferred Receivable are sent, or assign any right to receive income in respect thereof.

(e)           Extension or Amendment of Transferred Receivables.  Except as provided in Section 6.02(c), such Seller will not extend, amend or otherwise modify the terms of any Transferred Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

(f)           Change in Business or Credit and Collection Policy.  Such Seller will not make any change in the character of its business or in the Credit and Collection Policy that would, in either case, materially adversely affect the collectibility of the Transferred Receivables or the ability of such Seller to perform its obligations under this Agreement.

(g)           Change in Payment Instructions to Obligors.  Such Seller will not add or terminate any post office box, bank, or bank account as a Lock-Box, Deposit Bank or Deposit Account from those listed in Exhibit B hereto, or make any change in its instructions to Obligors regarding payments to be made to any Lock-Box or Deposit Account, unless the Purchaser shall have received prior notice of such addition, termination or change (including an updated Exhibit B) and a fully executed Deposit Account Agreement with each new Deposit Bank or with respect to each new Lock-Box or Deposit Account.  Upon confirmation by the Purchaser’s assignee (prior to the RPA Final Payment Date) or the Purchaser (following the RPA Final Payment Date) of receipt of any such notice and the related documents, Exhibit B hereto shall, without further action by any party, be deemed to be amended and replaced by the updated Exhibit B accompanying such notice.

(h)           Deposits to Lock-Boxes and Deposit Accounts.  Such Seller will instruct all Obligors to remit all their payments in respect of Transferred Receivables to Lock-Boxes or Deposit Accounts.  If such Seller shall receive any Collections directly, it shall immediately (and in any event within two Business Days) deposit the same to a Lock-Box or a Deposit Account.  Such Seller will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Deposit Account cash or cash proceeds other than Collections of Transferred Receivables.

(i)           Audits.  Such Seller will, from time to time during regular business hours as requested by the Purchaser or its assigns (including the Program Agent), permit the Purchaser, or its agents, representatives or assigns (including the Program Agent), (i) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of such Seller relating to Transferred Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Seller for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to Transferred Receivables and the Related Security or such Seller’s performance hereunder or under the Contracts with any of the officers or employees of such Seller having knowledge of such matters.  Notwithstanding the foregoing, the Sellers shall only be responsible for the reasonable costs and expenses incurred in connection with one examination of and visit to the Sellers during the twelve (12) month period beginning on the date hereof and on each anniversary of the date hereof, in each case so long as (x) no Event of Termination shall have occurred and be continuing and (y) the results of the previous examination and visit were complete, not subject to any deficiencies and were reasonably acceptable to the Purchaser and its assigns.

(j)           Further Assurances.  (i)  Such Seller agrees from time to time, at its expense, promptly to execute and deliver all further instruments and documents, and to take all further actions, that may be necessary, or that the Purchaser or its assignee may reasonably request, to perfect, protect or more fully evidence the sale and contribution of Receivables under this Agreement, or to enable the Purchaser or its assignee to exercise and enforce its respective rights and remedies under this Agreement.  Without limiting the foregoing, such Seller will, upon the request of the Purchaser or its assignee, execute and file such financing or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary to perfect, protect or evidence the sale and contribution of such Transferred Receivables and Related Security granted hereunder, including, without limitation, any such filing that is necessary as a result of amendments to the Personal Property Security Act or similar legislation of any Canadian province or territory relating or otherwise applying to the issue of perfection of interests in Canadian Receivables.

(ii)           Such Seller authorizes the Purchaser or its assignee to file financing or continuation statements, and amendments thereto and assignments thereof, relating to the Transferred Receivables and the Related Security, the related Contracts and the Collections with respect thereto.

(iii)           Such Seller shall perform its obligations under the Contracts related to the Transferred Receivables to the same extent as if the Transferred Receivables had not been sold or transferred.

(k)           Reporting Requirements.  Parent will provide to the Purchaser the following:

(i)           as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Parent, consolidated balance sheets of the Parent and its consolidated subsidiaries as of the end of such quarter and consolidated statements of income and retained earnings of the Parent and its consolidated subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of the Parent;

(ii)           as soon as available and in any event within 90 days after the end of each fiscal year of the Parent, a copy of the consolidated annual report for such year for the Parent and its consolidated subsidiaries, containing consolidated financial statements for such year audited by KPMG LLP or other nationally recognized independent public accountants;

(iii)           as soon as possible and in any event within five days after the Parent or any Seller becomes aware of the occurrence of each Event of Termination or Incipient Event of Termination, a statement of an officer of the Parent setting forth details of such Event of Termination or Incipient Event of Termination and the action that the Parent and/or the applicable Seller has taken and proposes to take with respect thereto;

(iv)           [intentionally omitted];

(v)           promptly after the filing or receiving thereof, copies of all reports and notices that the Parent or any Affiliate files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that the Parent or any Affiliate receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Parent or any Affiliate is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition which could, in the aggregate, result in the imposition of liability on the Parent and/or any such Affiliate in excess of $25,000,000;

(vi)           at least 30 days prior to any change in the Parent’s or any Seller’s name, jurisdiction of organization or Location, a notice setting forth the new name, jurisdiction of organization or Location for such Person and the effective date thereof; and

(vii)           such other information respecting the Transferred Receivables or the condition or operations, financial or otherwise, of the Parent or any Seller as the Purchaser may from time to time reasonably request.

Reports and financial statements required to be delivered pursuant to clauses (i) and (ii) of this Section 5.01(k) shall be deemed to have been delivered on the date on which the Parent posts such reports, or reports containing such financial statements, on the Parent’s website on the Internet at www.olin.com or when such reports, or reports containing such financial statements, are posted on the SEC’s website at www.sec.gov.

(l)           Separate Conduct of Business.  Such Seller will:  (i) maintain separate corporate or partnership records and books of account from those of the Purchaser; (ii) ensure that all oral and written communications, including without limitation, letters, invoices, purchase orders, contracts, statements and applications, will be made solely in its own name; (iii) have stationery and other business forms separate from those of the Purchaser; (iv) not hold itself out as having agreed to pay, or as being liable for, the obligations of the Purchaser; (v) not engage in any transaction with the Purchaser except as contemplated by this Agreement or as permitted by the RPA; (vi) continuously maintain as official records the resolutions, agreements and other instruments underlying the transactions contemplated by this Agreement; and (vii) disclose on its annual financial statements (A) the effects of the transactions contemplated by this Agreement in accordance with generally accepted accounting principles and (B) that the assets of the Purchaser are not available to pay its creditors.

(m)           Business in Canada.  Such Seller, in the case of a U.S. Treaty Resident, will not carry on business in Canada through a permanent establishment for purposes of the Canada-U.S. Convention, or in the case of a Seller that is not a U.S. Treaty Resident, will not carry on business in Canada for the purposes of the Tax Act.

(n)           Rendering of Services.  Such Seller will not render any services giving rise to Canadian Receivables to an Obligor thereof in Canada.

(o)           Canadian Contracts.  Such Seller will ensure that the Contract with respect to each Canadian Receivable originated or acquired by it contains provisions to the effect that (i) all Collections with respect to such Canadian Receivable are payable only to locations in the United States or Canada (excluding the Province of Quebec), (ii) any services rendered by such Seller or any of its assignees thereunder will not be rendered in Canada, and (iii) if the relevant Obligor has a billing address in the Province of Quebec (A) such Contract is not governed by the laws of the Province of Quebec and (B) pursuant to the express terms of such Contract, all Collections with respect thereto are payable only to locations outside of the Province of Quebec.

SECTION 5.02.  Covenant of each Seller and the Purchaser.  Each of the Sellers and the Purchaser have structured this Agreement with the intention that each Purchase of Receivables hereunder be treated as a sale of such Receivables by the applicable Seller to the Purchaser for all purposes and each contribution of Receivables hereunder shall be treated as an absolute transfer of such Receivables by such Seller to the Purchaser for all purposes (except that, in accordance with applicable tax principles, each purchase and contribution between the Parent and the Purchaser shall be ignored for tax reporting purposes).  The applicable Seller and the Purchaser shall record each Purchase and contribution as a sale or purchase or capital contribution, as the case may be, on its books and records, and reflect each Purchase and contribution in its financial statements as a sale or purchase or capital contribution, as the case may be.  In the event that, contrary to the mutual intent of the Sellers and the Purchaser, any Purchase or contribution of Receivables hereunder is not characterized as a sale or absolute transfer, each Seller shall, effective as of the date hereof, be deemed to have granted (and each Seller hereby does grant) to the Purchaser a first priority security interest in and to any and all Receivables, the Related Security and the Collections and other proceeds thereof to secure the repayment of all amounts advanced to such Seller hereunder with accrued interest thereon, and this Agreement shall be deemed to be a security agreement.

ARTICLE VI

ADMINISTRATION AND COLLECTION

SECTION 6.01.  Designation of Collection Agent.  The servicing, administration and collection of the Transferred Receivables shall be conducted by such Person (the “Collection Agent”) so designated hereunder from time to time.  Until the RPA Final Payment Date, the Parent (or such other Person as may be designated from time to time under the RPA) is hereby designated as, and hereby agrees to perform the duties and obligations of, the Collection Agent pursuant to the terms hereof.  Following the RPA Final Payment Date, the Purchaser, by notice to the Parent, may designate as Collection Agent any Person (including itself) to succeed the Parent or any successor Collection Agent, if such Person shall consent and agree to the terms hereof.  Upon the Parent’s receipt of such notice, the Parent agrees that it will terminate its activities as Collection Agent hereunder in a manner which the Purchaser (or its designee) believes will facilitate the transition of the performance of such activities to the new Collection Agent, and the Parent shall use its best efforts to assist the Purchaser (or its designee) to take over the servicing, administration and collection of the Transferred Receivables, including, without limitation, providing access to and copies of all computer tapes or disks and other documents or instruments that evidence or relate to Transferred Receivables maintained in its capacity as Collection Agent and access to all employees and officers of the Parent responsible with respect thereto.  The Collection Agent may subcontract with any Affiliate or, with the prior consent of the Purchaser, subcontract with any other Person, for the servicing, administration or collection of Transferred Receivables.  Any such subcontract shall not affect the Collection Agent’s liability for performance of its duties and obligations pursuant to the terms hereof, and any such subcontract shall terminate upon designation of a successor Collection Agent.

SECTION 6.02.  Duties of Collection Agent.  (a)  The Collection Agent shall take or cause to be taken all such commercially reasonable actions as may be necessary or advisable to collect each Transferred Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.  The Purchaser hereby appoints the Collection Agent, from time to time designated pursuant to Section 6.01, as agent to enforce its ownership and other rights in the Transferred Receivables, the Related Security and the Collections with respect thereto.  In performing its duties as Collection Agent, the Collection Agent shall exercise the same care and apply the same policies as it would exercise and apply if it owned the Transferred Receivables and shall act in the best interests of the Purchaser and its assignees.

(b)           On or prior to the 16 th calendar day of each month, the Collection Agent shall prepare and forward to the Purchaser (i) a Seller Report, relating to all then outstanding Transferred Receivables, and the Related Security and Collections with respect thereto, in each case, as of the close of business of the Collection Agent on the last day of the immediately preceding month, and (ii) if requested by the Purchaser, a listing by Obligor of all Transferred Receivables, together with an aging report of such Transferred Receivables.

(c)           If no Event of Termination or Incipient Event of Termination shall have occurred and be continuing, the Parent, while it is the Collection Agent, may, in accordance with the Credit and Collection Policy, extend the maturity or adjust the Outstanding Balance of any Transferred Receivable as the Parent deems appropriate to maximize Collections thereof, or otherwise amend or modify other terms of any Transferred Receivable.

(d)           The Sellers shall deliver to the Collection Agent, and the Collection Agent shall hold in trust for the Sellers and the Purchaser in accordance with their respective interests, all documents, instruments and records (including, without limitation, computer tapes or disks) which evidence or relate to Transferred Receivables.

(e)           The Collection Agent shall as soon as practicable following receipt turn over to the applicable Seller any cash collections or other cash proceeds received with respect to Receivables not constituting Transferred Receivables.

(f)           The Collection Agent also shall perform the other obligations of the “Collection Agent” set forth in this Agreement with respect to the Transferred Receivables.

(g)           The Collection Agent will not itself or through an agent acting on its behalf conduct any activities in Canada in connection with the servicing, administration or collection of the Receivables on behalf of the Purchaser or any Seller.

SECTION 6.03.  Collection Agent Fee.  The Purchaser shall pay to the Collection Agent, so long as it is acting as the Collection Agent hereunder, a periodic collection fee (the “Collection Agent Fee”) of 0.50% per annum on the average daily aggregate Outstanding Balance of the Transferred Receivables, payable on the second Business Day of each month or such other day during each calendar month as the Purchaser and the Collection Agent shall agree.

SECTION 6.04.  Certain Rights of the Purchaser.  (a)  Each Seller hereby transfers to the Purchaser (and its assigns and designees) the exclusive ownership and control of the Lock-Boxes and Deposit Accounts maintained by such Seller for the purpose of receiving Collections.

(b)           At any time following an Event of Termination, the Purchaser may (and, upon the Purchaser’s request to the applicable Seller, and at such applicable Seller’s expense, such Seller shall) give notice of the Purchaser’s ownership to each Obligor of Transferred Receivables and direct that payments of all amounts payable under the Transferred Receivables be made directly to the Purchaser or its designee.

(c)           At any time following an Event of Termination, at the Purchaser’s request and at the applicable Seller’s expense, each Seller and the Collection Agent shall (A) assemble all of the documents, instruments and other records (including, without limitation, computer tapes and disks) that evidence or relate to the Transferred Receivables, and the related Contracts and Related Security, or that are otherwise necessary or desirable to collect the Transferred Receivables, and shall make the same available to the Purchaser at a place selected by the Purchaser or its designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Transferred Receivables in a manner acceptable to the Purchaser and, promptly upon receipt, remit all such cash, checks and instruments, duly indorsed or with duly executed instruments of transfer, to the Purchaser or its designee.  The Purchaser shall also have the right to make copies of all such documents, instruments and other records at any time.

(d)           Each Seller authorizes the Purchaser, at any time following an Event of Termination, to take any and all steps in such Seller’s name and on behalf of such Seller that are necessary or desirable, in the determination of the Purchaser, to collect amounts due under the Transferred Receivables, including, without limitation, endorsing such Seller’s name on checks and other instruments representing Collections of Transferred Receivables and enforcing the Transferred Receivables and the Related Security and related Contracts.

SECTION 6.05.  Rights and Remedies.  (a)  If any Seller or the Collection Agent fails to perform any of its obligations under this Agreement, the Purchaser may (but shall not be required to) itself perform, or cause performance of, such obligation, and, if such Seller (as Collection Agent or otherwise) fails to so perform, the costs and expenses of the Purchaser incurred in connection therewith shall be payable by such Seller as provided in Section 8.01 or Section 9.04 as applicable.

(b)           Each Seller shall perform all of its respective obligations under the Contracts related to the Transferred Receivables to the same extent as if such Seller had not sold or contributed Receivables hereunder and the exercise by the Purchaser of its rights hereunder shall not relieve such Seller from such obligations or its obligations with respect to the Transferred Receivables.  The Purchaser shall not have any obligation or liability with respect to any Transferred Receivables or related Contracts, nor shall the Purchaser be obligated to perform any of the obligations of such Seller thereunder.

(c)           Each Seller shall cooperate with the Collection Agent in collecting amounts due from Obligors in respect of the Transferred Receivables.

(d)           Each Seller hereby grants to Collection Agent an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of such Seller all steps necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by such Seller or transmitted or received by Purchaser (whether or not from such Seller) in connection with any Transferred Receivable.

SECTION 6.06.  Transfer of Records to Purchaser.  Each Purchase and contribution of Receivables hereunder shall include the transfer to the Purchaser of all of the applicable Seller’s right and title to and interest in the records relating to such Receivables and, unless prohibited by the licensor thereof or any provision of applicable law, shall include an irrevocable non-exclusive license to the use of such Seller’s computer software system to access and create such records.  Such license shall be without royalty or payment of any kind, is coupled with an interest, and shall be irrevocable until all of the Transferred Receivables are either collected in full or become Defaulted Receivables.

Each Seller shall use commercially reasonable efforts to take such action requested by the Purchaser, from time to time hereafter, that may be necessary or appropriate to ensure that the Purchaser has an enforceable ownership interest in the records relating to the Transferred Receivables and rights (whether by ownership, license or sublicense) to the use of such Seller’s computer software system to access and create such records.

In recognition of each Seller’s need to have access to the records transferred to the Purchaser hereunder, the Purchaser hereby grants to each Seller an irrevocable license to access such records in connection with any activity arising in the ordinary course of such Seller’s business or in performance of its duties as Collection Agent, provided that (i) such Seller shall not disrupt or otherwise interfere with the Purchaser’s use of and access to such records during such license period and (ii) such Seller consents to the assignment and delivery of the records (including any information contained therein relating to such Seller or its operations) to any assignees or transferees of the Purchaser provided they agree to hold such records confidential.

ARTICLE VII

EVENTS OF TERMINATION

SECTION 7.01.  Events of Termination.  If any of the following events (“Events of Termination”) shall occur and be continuing:

(a)           The Collection Agent (i) shall fail to perform or observe any term, covenant or agreement under this Agreement (other than as referred to in clause (ii), (iii) or (iv) of this subsection (a)) and such failure shall remain unremedied for 30 days after the earlier of the Collection Agent’s actual knowledge thereof or written notice to the Collection Agent from the Purchaser or its assignees, or (ii) shall fail to make when due any payment or deposit to be made by it under this Agreement, or (iii) shall fail to deliver any Seller Report when required, or (iv) shall fail to observe any term, covenant or agreement contained in Section 6.02(g); or

(b)           Any Seller shall fail to make any payment required under Section 2.04(a) or 2.04(b); or

(c)           Any representation or warranty made or deemed made by a Seller (or any of its officers) under or in connection with this Agreement or any information or report delivered by a Seller pursuant to this Agreement shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered; or

(d)           Any Seller shall fail to perform or observe (i) any term, covenant or agreement contained in this Agreement (other than as referred to in Section 7.01(b) or clause (ii) of this Section 7.01(d)) on its part to be performed or observed and any such failure shall remain unremedied for 30 days after the earlier of such Seller’s or the Parent’s actual knowledge thereof or written notice thereof to the applicable Seller from the Purchaser or its assignees, or (ii) any covenant applicable to such Seller contained in Sections 5.01(d), 5.01(g) or 5.01(h); or

(e)           Any Seller shall fail to pay any principal of or premium or interest on any of its Debt which is outstanding in a principal amount of at least $25,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(f)           Any Purchase or contribution of Receivables hereunder, the Related Security and the Collections with respect thereto shall for any reason cease to constitute valid and perfected ownership of such Receivables, Related Security and Collections free and clear of any Adverse Claim; or

(g)           Any Seller shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Seller seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or any Seller shall take any action to authorize any of the actions set forth above in this subsection (g); or

(h)           An Event of Termination shall have occurred under the RPA; or

(i)           There shall have occurred any event which could reasonably be expected to have a material adverse effect on (i) the collectibility of the Transferred Receivables (it being understood and agreed that no such material adverse effect shall arise solely as a result of a material adverse change in the financial condition of the Sellers if such material adverse change in the financial condition of the Sellers does not otherwise trigger this clause (i)) or (ii) the ability of any Seller to perform its obligations under this Agreement;

then, and in any such event, the Purchaser may, by notice to the Sellers, take either or both of the following actions: (x) declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred) and (y) without limiting any right under this Agreement to replace the Collection Agent (but subject, prior to the RPA Final Payment Date, to the designation made under the RPA), designate another Person to succeed the Parent as Collection Agent; provided, that, automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in paragraph (g) of this Section 7.01, the Facility Termination Date shall occur.  Upon any such declaration or designation or upon such automatic termination, the Purchaser shall have, in addition to the rights and remedies under this Agreement, all other rights and remedies with respect to the Receivables provided after default under the UCC and under other applicable law, which rights and remedies shall be cumulative.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.01.  Indemnities by the Sellers.  Without limiting any other rights which the Purchaser may have hereunder or under applicable law, each Seller hereby agrees to indemnify the Purchaser and its assigns and transferees (each, an “Indemnified Party”) from and against any and all damages, claims, losses, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”), awarded against or incurred by any Indemnified Party arising out of or as a result of this Agreement or the purchase or contribution of any Transferred Receivables originated by such Seller or in respect of any Transferred Receivable originated by such Seller or any related Contract, including, without limitation, arising out of or as a result of:

(i)           the characterization in any Seller Report or other statement made by such Seller of any Transferred Receivable as an Eligible Receivable which is not an Eligible Receivable as of the date of such Seller Report or statement;

(ii)          any representation or warranty or statement made or deemed made by such Seller (or any of its officers) under or in connection with this Agreement, which shall have been incorrect in any material respect when made;

(iii)           the failure by such Seller to comply with any applicable law, rule or regulation with respect to any Transferred Receivable or the related Contract; or the failure of any Transferred Receivable or the related Contract to conform to any such applicable law, rule or regulation;

(iv)           the failure to vest in the Purchaser absolute ownership of the Receivables originated by such Seller that are, or that purport to be, the subject of a Purchase or contribution under this Agreement and the Related Security and Collections in respect thereof, free and clear of any Adverse Claim;

(v)           the failure of such Seller to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables that are, or that purport to be, the subject of a Purchase or contribution under this Agreement and the Related Security and Collections in respect thereof, whether at the time of any Purchase or contribution or at any subsequent time;

(vi)          any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable originated by such Seller that is, or that purports to be, the subject of a Purchase or contribution under this Agreement (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services or relating to collection activities with respect to such Receivable (if such collection activities were performed by the Parent acting as Collection Agent);

(vii)         any failure of such Seller, as Collection Agent or otherwise, to perform its duties or obligations in accordance with the provisions hereof or to perform its duties or obligations under any Contract related to a Transferred Receivable;

(viii)        any products liability or other claim arising out of or in connection with merchandise, insurance or services which are the subject of any Contract relating to a Receivable originated by such Seller;

(ix)           the commingling of Collections of Transferred Receivables by such Seller or a designee of such Seller, as Collection Agent or otherwise, at any time with other funds of such Seller or an Affiliate of such Seller;

(x)           any investigation, litigation or proceeding related to this Agreement or the use of proceeds of Purchases or the ownership of Receivables originated by such Seller, the Related Security, or Collections with respect thereto or in respect of any Receivable originated by such Seller, Related Security or Contract (including, without limitation, in connection with the preparation of a defense or appearing as a third party witness in connection therewith and regardless of whether such investigation, litigation or proceeding is brought by any Seller, an Indemnified Party or any other Person or an Indemnified Party is otherwise a party thereto);

(xi)           any failure of such Seller to comply with its covenants contained in this Agreement;

(xii)          any claim brought by any Person other than an Indemnified Party arising from any activity by such Seller or any Affiliate of such Seller in servicing, administering or collecting any Transferred Receivable;

(xiii)         any Transferred Receivable originated by such Seller becoming (in whole or in part) a Diluted Receivable; or

(xiv)         the inclusion as a Transferred Receivable in any Seller Report or other written statement made by or on behalf of such Seller of any receivable which is an Excluded Receivable as of the date of such Seller Report or other statement.

It is expressly agreed and understood by the parties hereto (i) that the foregoing indemnification is not intended to, and shall not, constitute a guarantee of the collectibility or payment of the Transferred Receivables and (ii) that nothing in this Section 8.01 shall require any Seller to indemnify any Person (A) for Receivables which are not collected, not paid or uncollectible on account of the insolvency, bankruptcy, or financial inability to pay of the applicable Obligor, (B) for damages, losses, claims or liabilities or related costs or expenses to the extent found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from such Person’s gross negligence or willful misconduct, or (C) for any income taxes or franchise taxes incurred by such Person arising out of or as a result of this Agreement or in respect of any Transferred Receivable or any Contract; provided, that, for the sake of clarity, each Seller agrees to indemnify each Indemnified Party for the full amount of any withholding taxes that are imposed by Canada or any political subdivision thereof on any Indemnified Party in respect of any Collections or other payments made hereunder or that are withheld from any Collections or other payments made hereunder, and any taxes that are imposed on any Indemnified Party as a result of such Indemnified Party, in the case of an Indemnified Party that is a Treaty Resident, having a permanent establishment in Canada for the purposes of a Tax Convention, or, in the case of an Indemnified Party that is not a Treaty Resident, carrying on business in Canada for the purposes of the Tax Act (unless it acquired such permanent establishment or carried on such business, as the case may be, otherwise than as a result of the transactions contemplated hereby), together in each case with any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, and whether or not such taxes were correctly or legally asserted.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01.  Amendments, Etc.  No amendment or waiver of any provision of this Agreement or consent to any departure by a Seller therefrom shall be effective unless in a writing signed by the Purchaser and, in the case of any amendment, also signed by the Sellers, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No failure on the part of the Purchaser to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  Notwithstanding any other provision of this Section 9.01, Exhibit B, Exhibit F and Schedule I hereto may be amended in accordance with the procedures set forth in Sections 5.01(g), 5.01(b), and 9.10 respectively.

SECTION 9.02.  Notices, Etc.  All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication) and be faxed or delivered, to each party hereto, at its address set forth on Exhibit E hereto or at such other address as shall be designated by such party in a written notice to the other parties hereto.  Notices and communications by facsimile shall be effective when sent (and shall be followed by hard copy sent by regular mail), and notices and communications sent by other means shall be effective when received.

SECTION 9.03.  Binding Effect; Assignability.  (a)  This Agreement shall be binding upon and inure to the benefit of the Sellers, the Purchaser and their respective successors and assigns; provided, however, that the Sellers may not assign their respective rights or obligations hereunder or any interest herein without the prior written consent of the Purchaser.  In connection with any sale or assignment by the Purchaser of all or a portion of the Transferred Receivables, the buyer or assignee, as the case may be, shall, to the extent of its purchase or assignment, have all rights of the Purchaser under this Agreement (as if such buyer or assignee, as the case may be, were the Purchaser hereunder) except to the extent specifically provided in the agreement between the Purchaser and such buyer or assignee, as the case may be.

(b)           This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time, after the Facility Termination Date, when all of the Transferred Receivables are either collected in full or become Defaulted Receivables; provided, however, that rights and remedies with respect to any breach of any representation and warranty made by any Seller pursuant to Article IV and the provisions of Article VIII and Sections 9.04, 9.05 and 9.06 shall be continuing and shall survive any termination of this Agreement.

SECTION 9.04.  Costs, Expenses and Taxes.  (a)  In addition to the rights of indemnification granted to the Purchaser pursuant to Article VIII hereof, the Sellers jointly and severally agree to pay on demand all costs and expenses in connection with the preparation, execution and delivery of this Agreement and the other documents and agreements to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Purchaser with respect thereto and with respect to advising the Purchaser as to its rights and remedies under this Agreement, and the Sellers jointly and severally agree to pay all costs and expenses, if any (including reasonable counsel fees and expenses), in connection with the enforcement of this Agreement and the other documents to be delivered hereunder excluding, however, any costs of enforcement or collection of Transferred Receivables which are not paid on account of the insolvency, bankruptcy or financial inability to pay of the applicable Obligor.

(b)           In addition, the Sellers jointly and severally agree to pay any and all stamp and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other documents or agreements to be delivered hereunder, and the Sellers jointly and severally agree to save each Indemnified Party harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

SECTION 9.05.  No Proceedings.  Each Seller hereby agrees that it will not institute against, or join any other Person in instituting against, the Purchaser any proceeding of the type referred to in Section 7.01(g) so long as there shall not have elapsed one year plus one day since the later of (i) the Facility Termination Date and (ii) the date on which all of the Transferred Receivables are either collected in full or become Defaulted Receivables.

SECTION 9.06.  [Intentionally Omitted].

SECTION 9.07.  GOVERNING LAW.  THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION, EXCEPT TO THE EXTENT THAT, PURSUANT TO THE UCC OF THE STATE OF NEW YORK, THE PERFECTION AND THE EFFECT OF PERFECTION OR NON-PERFECTION OF THE PURCHASER’S OWNERSHIP OF OR SECURITY INTEREST IN THE RECEIVABLES ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

SECTION 9.08.  Third Party Beneficiary.  Each of the parties hereto hereby acknowledges that the Purchaser may assign all or any portion of its rights under this Agreement and that such assignees may (except as otherwise agreed to by such assignees) further assign their rights under this Agreement, and each Seller hereby consents to any and all such assignments.  All such assignees, including parties to the RPA in the case of assignment to such parties, shall be third party beneficiaries of, and shall be entitled to enforce the Purchaser’s rights and remedies under, this Agreement to the same extent as if they were parties thereto, except to the extent specifically limited under the terms of their assignment.

SECTION 9.09.  Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SELLER AND COLLECTION AGENT:	OLIN CORPORATION
	By:	/s/ Stephen C. Curley
	Name:	Stephen C. Curley
	Title:	Vice President & Treasurer

SELLERS:	A.J. OSTER CO.
	By:	/s/ Herbert T. Graboriau
	Name:	Herbert T. Graboriau
	Title:	Vice President

A.J. OSTER FOILS, INC.
By:	/s/ Herbert T. Graboriau
Name:	Herbert T. Graboriau
Title:	Vice President

A.J. OSTER WEST, INC.
By:	/s/ Herbert T. Graboriau
Name:	Herbert T. Graboriau
Title:	Vice President

BRYAN METALS, INC.
By:	/s/ Bart Caruso
Name:	Bart Caruso
Title:	Vice President

CHASE BRASS & COPPER COMPANY, INC.
By:	/s/ Dan L. Goehler
Name:	Dan L. Goehler
Title:	Vice President

PURCHASER:	OLIN FUNDING COMPANY LLC
	By:	/s/ Stephen C. Curley
	Name:	Stephen C. Curley
	Title:	Treasurer

SCHEDULE I

LIST OF SELLERS

OLIN CORPORATION, a Virginia corporation

A.J. OSTER CO., a Delaware general partnership

A.J. OSTER FOILS, INC., a Delaware corporation

A.J. OSTER WEST, INC., a Rhode Island corporation

BRYAN METALS, INC., an Ohio corporation

CHASE BRASS & COPPER COMPANY, INC., a Delaware corporation

EXHIBIT A

CREDIT AND COLLECTION POLICY

A-1

EXHIBIT B

DEPOSIT ACCOUNTS

Name and Address of Deposit Bank(s)	Name of Accountholder*	Account Number(s)	Lock-Box Number(s) and Address(es)

*	If any Deposit Account Agreements are delivered post-closing, the Deposit Accounts are to be transferred to the Purchaser when the Deposit Account Agreements become effective.

B-1

EXHIBIT C

FORM OF
DEFERRED PURCHASE PRICE NOTE

New York, New York

, 200

FOR VALUE RECEIVED, OLIN FUNDING COMPANY LLC, a Delaware limited liability company (the “Purchaser”), hereby promises to pay to                                     (the “Seller”) the principal amount of this Note, determined as described below, together with interest thereon at a rate per annum equal at all times to 1.50% per annum above the Eurodollar Rate (as defined in the RPA) for periods of one month, in each case in lawful money of the United States of America. Capitalized terms used herein but not defined herein shall have the meanings assigned to such terms in the Purchase and Contribution Agreement dated as of July 25, 2007 among the Seller, the other sellers named therein, Olin Corporation, as collection agent and the Purchaser (such agreement, as it may from time to time be amended, restated or otherwise modified in accordance with its terms, the “Purchase and Contribution Agreement”). This Note is the note referred to in the definition of “Deferred Purchase Price” in the Purchase and Contribution Agreement.

The aggregate principal amount of this Note at any time shall be equal to the difference between (a) the sum of the aggregate principal amount of this Note on the date of the issuance hereof and each addition to the principal amount of this Note pursuant to the terms of Section 2.02 of the Purchase and Contribution Agreement minus (b) the aggregate amount of all payments made in respect of the principal amount of this Note, in each case, as recorded on the schedule annexed to and constituting a part of this Note, but failure to so record shall not affect the obligations of the Purchaser to the Seller.

The entire principal amount of this Note shall be due and payable one year and one day after the Facility Termination Date or such later date as may be agreed in writing by the Seller and the Purchaser. The principal amount of this Note may, at the option of the Purchaser, be prepaid in whole at any time or in part from time to time. Interest on this Note shall be paid in arrears on each Settlement Date, at maturity and thereafter on demand. All payments hereunder shall be made by wire transfer of immediately available funds to such account of the Seller as the Seller may designate in writing.

Notwithstanding any other provisions contained in this Note, in no event shall the rate of interest payable by the Purchaser under this Note exceed the highest rate of interest permissible under applicable law.

The obligations of the Purchaser under this Deferred Purchase Price Note are subordinated in right of payment, to the extent set forth in Section 2.03(c) of the Purchase and Contribution Agreement, to the prior payment in full of all Capital, Yield, Fees and other obligations of the Purchaser under the RPA.

Notwithstanding any provision to the contrary in this Deferred Purchase Price Note or elsewhere, other than with respect to payments specifically permitted by Section 2.03(c) of the Purchase and Contribution Agreement, no demand for any payment may be made hereunder, no payment shall be due with respect hereto and the Seller shall have no claim for any payment hereunder prior to the occurrence of the Facility Termination Date and then only on date, if ever, when all Capital, Yield, Fees and other obligations owing under the RPA shall have been paid in full.

In the event that, notwithstanding the foregoing provision limiting such payment the Seller shall receive any payment or distribution on this Deferred Purchase Price Note which is not specifically permitted by Section 2.03(c) of the Purchase and Contribution Agreement, such payment shall be received and held in trust by the Seller for the benefit of the entities to whom the obligations are owed under the RPA and shall be promptly paid over to such entities.

The Purchaser hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever.

Neither this Note, nor any right of the Seller to receive payments hereunder, shall, without the prior written consent of the Purchaser and (prior to the RPA Final Payment Date) the Agent under the RPA, be assigned, transferred, exchanged, pledged, hypothecated, participated or otherwise conveyed.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

OLIN FUNDING COMPANY LLC
By:
Name:
Title:

SCHEDULE TO DEFERRED PURCHASE PRICE NOTE

Date	Addition to Principal Amount	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT D

FORM OF LETTER OF CREDIT REQUEST
[Date]

To:           Olin Funding Company LLC
427 North Shamrock Street,
East Alton, Illinois, 62024

Re: LETTER OF CREDIT REQUEST

Ladies and Gentlemen:

Reference is hereby made to the Purchase and Contribution Agreement, dated as of July 25, 2007, among Olin Corporation and certain of its subsidiaries, as Sellers, and Olin Funding Company LLC, as Purchaser (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”). Capitalized terms used and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

As payment for that portion of the Purchase Price of the Receivables to be sold to you on [date] by [Seller] pursuant to the Agreement that is calculated from the information below and in accordance with Section 2.02(c) of the Agreement, you are hereby requested to arrange for and obtain the issuance of a standby letter of credit with the following terms for your account:

1.	Name and address of beneficiary:
2.	To be delivered by [overnight carrier/teletransmission/mail/other (specify)]
3.	Currency and amount: US$
4.	Advising bank name and address, if applicable:
5.	Expiration date (not to exceed one year from the date of issuance or extension or the scheduled Commitment Termination Date under the RPA):
6.	Credit to be available for payment against beneficiary's draft(s) drawn at sight accompanied by the following documents (check one):

❑	Statement purportedly signed by the beneficiary which reads as follows: ___________________________________.

❑	Other Documents: ___________________________________

D-1

❑	Special Conditions (including, if you have a preference, selection of UCP or ISP98): ___________________________________

❑	Issue substantially in form of attached specimen.

7.	[If the beneficiary specified above is a financial institution that is to issue its own undertaking based on this requested letter of credit: Request beneficiary to issue and deliver its (specify type of undertaking) in favor of for an amount not exceeding the amount specified above, effective immediately relative to (specify contract number or other pertinent reference) to expire on .]

Sincerely,
____________________________________, AS SELLER

By: ____________________________________
Name:
Title:

D-2

EXHIBIT E

ADDRESSES, PRIOR NAMES,
“DOING-BUSINESS-AS” NAMES, TRADENAMES

SELLERS:	OLIN CORPORATION 427 North Shamrock Street, East Alton, Illinois, 62024 Facsimile No. (618) 258-2732
A.J. OSTER CO. 275 West Natick Road, Suite 500 Warwick, Rhode Island 02886 Facsimile No. (401) 739-5797
A.J. OSTER FOILS, INC. 2081 McCrea Street Alliance, Ohio 44601 Facsimile No. (330) 823-1705
A.J. OSTER WEST, INC. 22833 La Palma Avenue Yorba Linda, California 92887 Facsimile No. (714) 692-1225
BRYAN METALS, INC. 1103 So. Main Street, Post Office Box 487 Bryan, Ohio 43506 Facsimile No. (419) 636-3994
CHASE BRASS & COPPER COMPANY, INC. 14212 Country Road M-50, Post Office Box 152 Montpelier, Ohio 43543 Facsimile No. (419) 485-8150
PURCHASER:	OLIN FUNDING COMPANY LLC 427 North Shamrock Street, East Alton, Illinois, 62024

Prior principal place of business and chief executive office of the Sellers:	OLIN CORPORATION None
A.J. OSTER CO. 300 Centerville Road, Suite 300 Warwick, Rhode Island 02886
A.J. OSTER FOILS, INC. None
A.J. OSTER WEST, INC. None
BRYAN METALS, INC. None
CHASE BRASS & COPPER COMPANY, INC. None
Prior names of the Sellers:	OLIN CORPORATION None
A.J. OSTER CO. Olin Aegis Olin Interconnect Technologies, Inc. Olin Asahi Electronic Ceramics
A.J. OSTER FOILS, INC. None
A.J. OSTER WEST, INC. None
BRYAN METALS, INC. None
CHASE BRASS & COPPER COMPANY, INC. None

“Doing-business-as” names of the Sellers:	OLIN CORPORATION Olin Brass and Winchester Inc.
A.J. OSTER CO. None
A.J. OSTER FOILS, INC. None
A.J. OSTER WEST, INC. None
BRYAN METALS, INC. None
CHASE BRASS & COPPER COMPANY, INC. None
Tradenames of the Sellers:	OLIN CORPORATION Olin Corporation, Brass Division Olin Corporation Olin Brass Div Olin Brass Olin Brass Mill Products Mill Products
Olin Fineweld Tube Olin Brass Fineweld Tube Fineweld Tube
Olin Brass Fabricated Products Olin Fabricated Products Fabricated Products
Olin Brass Somers Thin Strip Olin Somers Thin Strip Somers Thin Strip/Brass Group Somers Thin Strip Somers
Olin Corporation, Winchester Division Winchester Ammunition Olin Corporation, Winchester Division Winchester Division, Olin Corporation Canada - Olin Canada, Inc

Chlor Alkali Products Olin Chlor Alkali Products Div. Olin Chlor Alkali
A. J. OSTER CO. A. J. Oster - Warwick

A. J. Oster – Watertown
A. J. Oster West, Inc.
Olin Mexico, S.A. De C.V.
A. J. Oster Carol Stream
A. J. Oster Allentown
A. J. Oster - Alliance
A. J. Oster Caribe, Inc.
A. J. Oster - Corporate
A. J. Oster South

A. J. OSTER FOILS, INC. None
A. J. OSTER FOILS, INC. None
BRYAN METALS, INC. Bryan Metals Inc A Subsidiary Of Olin Corporation
CHASE BRASS & COPPER COMPANY, INC. None

EXHIBIT F

SELLERS’ UCC INFORMATION

Name:	OLIN CORPORATION
Address:	427 North Shamrock Street, East Alton, Illinois, 62024
Jurisdiction of Organization:	Virginia
UCC Filing Office:	Office of the State Corporate Commission of Virginia

Name:	A.J. OSTER CO.
Address:	275 West Natick Rd, Ste 500, Warwick, Rhode Island 02886
Jurisdiction of Organization:	Delaware
UCC Filing Office:	Rhode Island Secretary of State

Name:	A.J. OSTER FOILS, INC.
Address:	2081 McCrea St., Alliance, Ohio 44601
Jurisdiction of Organization:	Delaware
UCC Filing Office:	Delaware Secretary of State

Name:	A.J. OSTER WEST, INC.
Address:	22833 La Palma Ave., Yorba Linda, California 92887
Jurisdiction of Organization:	Rhode Island
UCC Filing Office:	Rhode Island Secretary of State

Name:	BRYAN METALS, INC.
Address:	1103 So. Main St., P.O. Box 487, Bryan, Ohio 43506
Jurisdiction of Organization:	Ohio
UCC Filing Office:	Ohio Secretary of State

Name:	CHASE BRASS & COPPER COMPANY, INC.
Address:	14212 Country Rd M-50, P.O. Box 152 Montpelier, Ohio 43543
Jurisdiction of Organization:	Delaware
UCC Filing Office:	Delaware Secretary of State

 F-1